West Coast Community Bancorp Declares Third Quarter Cash Dividend

SANTA CRUZ, Calif., Oct. 19, 2026 (GLOBE NEWSWIRE) -- The Board of Directors of West Coast Community Bancorp (Nasdaq: WCCB), the parent company of West Coast Community Bank, has declared a regular quarterly cash dividend of $0.29 per share of common stock, payable on or about November 6, 2026, to shareholders of record as of November 2, 2026. This dividend reflects an increase of $0.04 per share over the previous quarterly dividend.

ABOUT WEST COAST COMMUNITY BANCORP AND WEST COAST COMMUNITY BANK

West Coast Community Bancorp is the bank holding company of West Coast Community Bank. Founded in 2004, the Bank is a top-rated, locally operated and full-service community bank headquartered in Santa Cruz, Calif. with branches in Aptos, Capitola, King City, Monterey, Salinas, San Jose, San Luis Obispo, San Mateo, Santa Cruz, Scotts Valley and Watsonville. West Coast Community Bank is distinguished from "big banks" by its relationship-based service, problem-solving focus and direct access to decision makers. The Bank also is an SBA Preferred Lending Partner. As a full-service bank, West Coast Community Bank offers competitive deposit and lending solutions for businesses and individuals; including business loans, lines of credit, commercial real estate financing, construction lending, asset-based lending, agricultural loans, SBA and USDA government guaranteed loans, credit cards, merchant services, remote deposit capture, mobile and online banking, bill payment and treasury management. True to its community roots, West Coast Community Bank supports regional well-being by actively participating in and donating to local nonprofit organizations. Visit www.wccb.com for more information.

MEDIA CONTACTS
Krista Snelling, Chairman and Chief Executive Officer
Cecilia Situ, Executive Vice President and Chief Financial Officer
investorrelations@wccb.com

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